Exhibit 10.196
MODEL FORM OF
STOCK OPTION GRANT NOTIFICATION AND AGREEMENT
Retention Option Award

Participant:	Grant Date:

Number of Shares:	Option Price:

Expiration Date:	Vesting Date:	4th Anniversary of Grant Date
1. Grant of Option. This option is granted pursuant to Liberty Mutual Agency Corporation 2010 Executive Long -Term Incentive Plan (the “Plan”), by Liberty Mutual Agency Corporation (the “Company”) to the Participant as an employee of _________________. The Company hereby grants to the Participant as of the Grant Date (set forth above) a non -qualified stock option (the “Option”) to purchase the number of shares set forth above of the Company’s Class A common stock, $0.01 par value (“Common Stock”), at an option price per share (the “Option Price”) set forth above, pursuant to the Plan, as it may be amended from time to time, and subject to the terms, conditions, and restrictions set forth herein. Capitalized terms in this grant notification and award agreement (the “Award Agreement”) shall have the meaning specified in the Plan, unless a different meaning is specified herein.
2. Terms and Conditions. The terms, conditions, and restrictions applicable to the Option are specified in the Plan, this Award Agreement, including Exhibit A - Option Rules and Exhibit B - Section 280G Rules, and the prospectus dated _____________ 2010 and any applicable prospectus supplement (together, the “Prospectus”). The terms, conditions and restrictions in the Plan and Prospectus include, but are not limited to, provisions relating to amendment, vesting, cancellation, and exercise, all of which are hereby incorporated by reference into this Award Agreement to the extent not otherwise set forth herein.
By accepting the Option, the Participant acknowledges receipt of the Prospectus and that he or she has read and understands the Prospectus.
The Participant understands that the Option and all other incentive awards are entirely discretionary and that no right to receive an award exists absent a prior written agreement with the Company to the contrary. The Participant also understands that the value that may be realized, if any, from the Option is contingent, and depends on, the future market price of the Common Stock, among other factors. The Participant further confirms the Participant’s understanding that the Option is intended to promote employee retention and stock ownership and to align employees’ interests with those of shareholders, is subject to vesting conditions and will be cancelled if the vesting conditions are not satisfied. Thus, the Participant understands that (a) any monetary value assigned to the Option in any communication regarding the Option is contingent, hypothetical, or for illustrative purposes only, and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to the Participant; (b) receipt of the Option or any incentive award in the past is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time; (c) vesting may be subject to confirmation and final determination by the Committee that the vesting conditions have been satisfied; and (d) Shares received upon exercise of the Option shall be subject to lock-up restrictions as described in Section 15 of this Award Agreement. The Participant shall have no rights as a stockholder of the Company with respect to any shares covered by the Option unless and until the Option vests, is properly exercised and shares of Common Stock are issued.
3. Vesting. The Option shall vest in full and become exercisable on the Vesting Date set forth above provided the Participant remains continuously employed by a member of the LMAC Group (as defined in Section 14 below) or an Affiliated Employer (as defined under the Plan). Notwithstanding the foregoing:
(a)	in the event that a Participant’s dies or suffers a Disability (as defined in Section 14 below) while employed by either the LMAC Group or an Affiliated Employer, the Option shall vest in full; and

(b)	in the event the Company (or a successor) terminates the Participant’s employment without Cause (as defined in Section 14 below) or the Participant terminates his employment for Good Reason (as defined in Section 14 below) within the twelve month period commencing upon a Change in Control (as defined in the Plan), the Option shall vest in full.
Notwithstanding the foregoing, vesting of the Option shall be prohibited to the extent that it would violate applicable law.
4. Term. The Option shall in all events expire not later than the tenth (10th) anniversary of the Grant Date set forth above. If the Participant has a termination of, or break in, employment prior to exercise or expiration of the Option, the Participant’s rights to exercise the Option shall be determined under the Option Rules set forth in Exhibit A, which shall be enforceable as if set forth in this Award Agreement. Notwithstanding the foregoing, the unvested portion of the Option as determined under Section 3 above shall expire and be permanently forfeited upon employment termination with the LMAC Group and its Affiliated Employers.
5. Exercise of Option. Subject to Section 7 below, the portion of the Option that is exercisable under this Award Agreement may be exercised in whole or in part by the Participant upon notice to the Company in accordance with any form of exercise that may be permitted under the Plan by the Committee in its sole discretion, which satisfies in full payment of the Option Price and applicable withholding taxes. For avoidance of doubt, the Committee may, in its discretion, require that the Option only be exercised using a net exercise (as described under the Plan) to the extent it determines appropriate or advisable in order to prevent the Company from inadvertently ceasing to be a member of an “affiliated group” (within the meaning of Section 1504 of the Code) with Liberty Mutual Group Inc. Such notice shall be given in the manner prescribed by the Company and shall specify the date of exercise and the number of shares being exercised. The Committee may suspend the right to exercise the Option during any period for which (a) there is no registration statement under the Securities Act of 1933, as amended, in effect with respect to the shares of Common Stock issuable upon exercise of the Option, (b) the Committee determines, in its sole discretion, that such suspension would be necessary or advisable in order to comply with the requirements of (i) any applicable federal securities law or rule or regulation thereunder; (ii) any rule of a national securities exchange, national securities association, or other self-regulatory organization; or (iii) any other federal or state law or regulation, or (c) the Committee determines, in its sole discretion, that such suspension would be necessary or advisable in order to prevent the Company from inadvertently ceasing to be a member of an “affiliated group” (within the meaning of Section 1504 of the Code) with Liberty Mutual Group Inc. (each an “Option Exercise Suspension”). Notwithstanding the foregoing, no Option Exercise Suspension shall extend the term of the Option in a manner that would result in the Option becoming nonqualified deferred compensation subject to Section 409A of the Code.
6. Compliance with Non -Compete; Compensation Recovery. The Shares subject to the Option shall be subject to forfeiture as a result of the Participant’s violation of the Agreement not to Compete and shall be subject to being recovered under any compensation recovery policy that may be adopted from time to time by the Company or any of its Affiliated Employers. For avoidance of doubt, compensation recovery rights to Shares shall extend to the proceeds realized by the Participant due to the sale or other transfer of Shares. The Participant’s prior execution of the Agreement not to Compete and confirmation of his non-solicitation obligations was a material inducement for the Company’s grant of the Option under this Award Agreement.
7. Taxes; Limitation on Excess Parachute Payments. The exercise of the Option is conditioned on the Participant making arrangements reasonably satisfactory to the Company for the withholding of all applicable federal, state, local or foreign taxes as may be required under applicable law. The Participant shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received under the Agreement. The Committee, in its sole discretion, may satisfy the Participant’s withholding tax obligations by reducing the amount of Common Stock to which the Participant is entitled under the Award. Notwithstanding any other provision in this agreement to the contrary, any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of employment whether payable under the terms of the Agreement or any other plan, arrangement or agreement with the Company or an affiliate (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-

tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made. Whether and how the limitation under this Section 7 is applicable shall be determined under the Section 280G Rules set forth in Exhibit B, which shall be enforceable as if set forth in this Award Agreement.
8. Consent to Electronic Delivery. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Participant has access.
9. Administration. In administering the Plan, or to comply with applicable legal, regulatory, tax, or accounting requirements, it may be necessary for a member of the LMAC Group to transfer certain Participant data to another member of the LMAC Group, an Affiliated Employer, or to its outside service providers or governmental agencies. By accepting the Option, the Participant consents, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of the Participant’s personal data to such entities for such purposes.
10. Entire Agreement/Amendment/Survival/Assignment. The terms, conditions and restrictions set forth in the Plan, this Award Agreement and the Prospectus, constitute the entire understanding between the parties hereto regarding the Option and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof. This Award Agreement may be amended by a subsequent writing (including e-mail or other electronic form) agreed to between the Company and the Participant. Section headings herein are for convenience only and have no effect on the interpretation of this Award Agreement. The provisions of this Award Agreement that are intended to survive a Participant’s termination of employment shall survive such date. The Company may assign this Award Agreement and its rights and obligations hereunder to any current or future member of the LMAC Group or an Affiliated Employer.
11. No Right to Employment. The Participant agrees that nothing in this Award Agreement constitutes a contract of employment with the LMAC Group or an Affiliated Employer for a definite period of time. The employment relationship is “at will,” which affords the Participant or the Company the right to terminate the relationship at any time for any reason or no reason not otherwise prohibited by applicable law. The LMAC Group retains the right to decrease the Participant’s compensation and/or benefits, transfer or demote the Participant or otherwise change the terms or conditions of the Participant’s employment.
12. Transfer Restrictions. The Participant may not sell, assign, transfer, pledge, encumber or otherwise alienate, hypothecate or dispose of the Option or the Participant’s right under the Option to receive shares of Common Stock, except as otherwise provided in the Committee’s sole discretion consistent with the Plan and applicable securities laws.
13. Conflict. This Award Agreement is subject to the terms and provisions of the Plan, including but not limited to the adjustment provisions under Section 12 of the Plan. In the event of a conflict between the Plan, this Award Agreement and/or the Prospectus, the documents shall control in that order (that is, the Plan, this Award Agreement and then the Prospectus).
14. Definitions. For purposes of this Award Agreement, the following terms shall be as defined below:
     (a) “Cause” for termination of a Participant’s employment by the Company shall arise when termination results from (A) conviction of, or the pleading of nolo contendere to, a felony; (B) misconduct by the Participant which is of such a serious and substantial nature that a reasonable likelihood exists that such misconduct will materially injure the reputation of the Company, the LMAC Group or an Affiliated Employer if the Participant was to remain employed by the Company or Affiliated Employer; or (C) proven gross negligence.

     (b) “Disability” shall mean a physical or mental condition of an apparently permanent nature which prevents a Participant from performing the principal duties of the Participant’s regular occupation with the Company or an Affiliated Employer, as determined to the sole satisfaction of the Committee.
     (c) “Good Reason” shall mean a Participant’s termination of employment with the Company within ninety (90) days following any of the following events: (A) a decrease in the Participant’s base salary below its level in effect on the date prior to such termination, (B) a material reduction in the Participant’s job responsibilities without Participant’s consent, (C) a geographical relocation of the Participant more than fifty (50) miles from the current location of the Participant’s place of employment without his consent, or (D) a change in the Participant’s job responsibilities that requires an increase in travel of more than 25%.
     (d) “LMAC Group” shall mean the Company and its direct and indirect subsidiaries.
     (e) “Termination Date” shall have the meaning set forth in Exhibit A.
15. Lock-up Restriction. The Participant agrees that, if the Company proposes to offer for sale any Shares pursuant to a public offering under the Securities Act of 1933 and if requested by the Company and any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the effective date of the registration statement filed with respect to such offering, the Participant will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company held by the Participant or enter into any Hedging Transaction (as defined below) relating to any securities of the Company held by the Participant. For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.
16. Governing Law. This Award Agreement shall be legally binding and shall be executed and construed and its provisions enforced and administered in accordance with the laws of the Commonwealth of Massachusetts.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Award Agreement as of the day and year first above written.

LIBERTY MUTUAL AGENCY CORPORATION
By:
Its:

     Please indicate your acceptance of the terms and conditions of this Award Agreement by signing in the space provided below and returning a signed copy of this Award Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY ____________ __, _____, THE OPTION UNDER THIS AWARD AGREEMENT SHALL BE CANCELLED.
BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THE PLAN AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF, INCLUDING THE TERMS AND PROVISIONS OF THIS AWARD AGREEMENT. YOU HAVE REVIEWED THE PLAN AND THIS AWARD AGREEMENT IN THEIR ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT.
The undersigned hereby accepts, and agrees to, all terms and provisions of this Award Agreement, and the Plan as they pertain hereto.

By:
Name:

EXHIBIT A — Option Rules
To Stock Option Grant Notification and Agreement
When you terminate covered employment
References to “you” or “your” are to the Participant. “Termination Date” means the date on which you terminate employment with LMAC Group and its Affiliated Employers. “Terminate employment” or “termination of employment” means the cessation of your employment with the LMAC Group and the Affiliated Employers.
If you terminate your employment or if there is a break in your employment, your Option may be cancelled before the end of the vesting period and the vesting and exercisability of your Option may be affected.
The provisions in the chart below apply to the Option granted to you in this Award Agreement under the Plan.
If any Option exercisability period set forth in the chart below would otherwise expire during an Option Exercise Suspension, the Option shall remain exercisable for a period of 30 days after the Option Exercise Suspension (as defined in Section 5 of this Award Agreement) is lifted by the Company (but no later than the original option expiration date, which is the tenth (10th) anniversary of the Grant Date).

If you:	Here’s what happens to Your Option:
Resign (other than for Good Reason before a Change in Control)	Vesting stops and the unvested portion of your Option is cancelled effective on the Termination Date. You may exercise the vested portion of your Option for up to 90 days after the Termination Date but no later than the original option expiration date.

Incur a Disability	Any portion of your Option which vests under Section 3(a) of this Award Agreement on account of Disability may be exercised for up to one year after Disability, but no later than the original option expiration date.

Take an approved personal leave of absence	For the first six (6) months of an approved personal leave, vesting continues. If the approved leave exceeds six (6) months, vesting is suspended until you return to work and remain actively employed for 30 calendar days, after which time vesting will be restored retroactively. The vested portion of your Option may be exercised during approved leave, but no later than the original option expiration date. If you terminate employment for any reason during the first year of an approved leave, the termination of employment provisions will apply. If the leave exceeds one year, your Option will be cancelled immediately.

Are on an approved family and medical leave, military leave, or other statutory leave of absence	Your Option will continue to vest on schedule, and you may exercise the vested portion of your Option during the leave but no later than the original option expiration date.

Die while employed	Your Option shall fully vest upon death. Your estate may exercise your Option for up to one year from your death but no later than the original option expiration date.

Are terminated involuntarily for Cause	Vesting stops and your outstanding Option shall be cancelled on the Termination Date. If the Committee discovers after your employment termination that you engaged in conduct or actions while employed by the Company, the LMAC Group, or its Affiliates that constituted grounds for employment termination for Cause, it may determine, in its sole discretion, to forfeit the otherwise vested portion of your Option and/or require repayment of any Common Stock (or proceeds thereof) you received upon exercise of the Option after having engaged in such conduct or actions.

If you:	Here’s what happens to Your Option:
Are terminated involuntarily other than for Cause (including under a separation pay plan)	Vesting stops on the Termination Date. You may exercise the vested portion of your Option for up to 90 days after the Termination Date but no later than the original option expiration date.

Are terminated involuntarily other than for Cause or you terminate your employment for Good Reason, in either case, within one (1) year following a Change in Control	Upon the Termination Date the unvested portion of your Option will vest immediately, and you may exercise the vested portion of your Option for up to ninety (90) days from the Termination Date, but no later than the original option expiration date.

While employed and at any time during the Restricted Period, breach the Agreement not to Compete	In addition to all rights and remedies available to the Company at law and in equity, you will immediately forfeit any of your outstanding rights under this Award Agreement.

Exhibit B — Section 280G Rules
To Stock Option Grant Notification and Agreement
When you receive benefits in connection with a Change in Control
The following rules shall apply for purposes of determining whether and how the limitations provided under Section 7 are applicable to the Participant.
1. The “net after-tax benefit” shall mean (i) the Payments (as defined in Section 7) which the Participant receives or is then entitled to receive from the Company, the LMAC Group or the Affiliated Employers that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (i) above.
2. All determinations under Section 7 of this Award Agreement and this Exhibit B will be made by an accounting firm or law firm that is selected for this purpose by the Company’s Chief Executive Officer prior to a Change in Control (the “280G Firm”). All fees and expenses of the 280G Firm shall be borne by the Company. The Company will direct the 280G Firm to submit any determination it makes under Section 7 of this Award Agreement and this Exhibit B and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable.
3. If the 280G Firm determines that one or more reductions are required under Section 7 of this Award Agreement, the 280G Firm shall also determine which Payments shall be reduced (first from cash payments and then from non-cash benefits) to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Participant. The 280G Firm shall make reductions required under Section 7 of this Award Agreement in a manner that maximizes the net after-tax amount payable to the Participant.
4. As a result of the uncertainty in the application of Section 280G at the time that the 280G Firm makes its determinations under this Section, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the 280G Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.
5. The Participant will provide the 280G Firm access to, and copies of, any books, records, and documents in the Participant’s possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 7 of this Award Agreement and this Exhibit B.